Contact:

Lippert/Heilshorn & Associates

Keith Lippert/Carolyn Capaccio

(212) 838-3777

FOR IMMEDIATE RELEASE

JUNIPER CONTENT CORPORATION ANNOUNCES NEW TRADING SYMBOLS

NEW YORK—January 23, 2007—Juniper Content Corporation (“Juniper”) (OTCBB: JNPC), formerly known as Juniper Partners Acquisition Corp., announced today that effective immediately, the company will trade as Juniper Content Corporation on the OTC Bulletin Board and that its ticker symbols on the OTC Bulletin Board will also change. The new OTC Bulletin Board symbol for each of the securities is as follows:

Common Stock:	JNPC
Series A Units:	JNPCU
Series B Units:	JNPBU
Class W Warrants:	JNPCW
Class Z Warrants:	JNPCZ

Juniper expects that it will begin trading on the NASDAQ Capital Market shortly. Juniper previously announced the approval by its shareholders of the merger with Firestone Communications.

About Juniper Content Corporation

Juniper Content Corporation is a media and entertainment company focused on branded content services in high growth markets across multiple distribution channels. On January 19, 2007, it merged with Firestone Communications, owner and operator of ¡Sorpresa!, the nation’s first Hispanic children’s television network and digital community. ¡Sorpresa! is offered on Cablevision, Charter, Comcast, Cox, Time Warner, Verizon and The National Cable TV Cooperative. ¡Sorpresa! is also available through third party mobile and broadband platforms, including Google Video, MSN Latino, AOL Video, Akimbo, Verizon Wireless, MobiTV, as well as sorpresatv.com. Firestone also provides satellite uplink services for television network distribution, and production facilities and services for video program production.

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